Capital Income Builder
333 South Hope Street
Los Angeles, California  90071-1406
Phone (213) 486 9320
Fax (213) 486 9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A-74N and 74T, 74U1 and74U2, and 74V1 and 74V2, and 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,491,082
Class B	$88,206
Class C	$201,081
Class F-1	$95,160
Class F-2	$4,239
Total	$1,879,768
Class 529-A	$28,393
Class 529-B	$3,248
Class 529-C	$9,480
Class 529-E	$1,273
Class 529-F-1	$822
Class R-1	$2,621
Class R-2	$12,481
Class R-3	$17,768
Class R-4	$6,879
Class R-5	$20,971
Total	$1,983,704

Item 73A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1781
Class B	$1.0458
Class C	$1.0403
Class F-1	$1.1729
Class F-2	$1.2114
Class 529-A	$1.1701
Class 529-B	$1.0343
Class 529-C	$1.0356
Class 529-E	$1.1173
Class 529-F-1	$1.1998
Class R-1	$1.0469
Class R-2	$1.0280
Class R-3	$1.1166
Class R-4	$1.1701
Class R-5	$1.2176

Item 74A through 74N and 74T
Condensed balance sheet data:

A) Cash	$18,124
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$5,367,708
D) Long-term debt securities including convertible debt	$19,916,824
E) Preferred, convertible preferred, and adjustable rate preferred stock	$516,844
F) Common Stock	$40,706,874
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$581,599
K) Receivables from affiliated persons	-
L) Other receivables	$468,252
M) All other assets	-
N) Total assets	$67,576,225

T) Net Assets of common shareholders	$67,072,338

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,247,623
Class B	81,404
Class C	185,308
Class F-1	76,334
Class F-2	4,547
Total	1,595,216
Class 529-A	25,123
Class 529-B	3,208
Class 529-C	9,472
Class 529-E	1,174
Class 529-F-1	707
Class R-1	2,574
Class R-2	12,807
Class R-3	16,621
Class R-4	6,247
Class R-5	18,514
Total	1,691,663

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.65
Class B	$39.64
Class C	$39.64
Class F-1	$39.65
Class F-2	$39.65
Class 529-A	$39.65
Class 529-B	$39.64
Class 529-C	$39.64
Class 529-E	$39.65
Class 529-F-1	$39.65
Class R-1	$39.64
Class R-2	$39.64
Class R-3	$39.65
Class R-4	$39.65
Class R-5	$39.66

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$68,703,158